Exhibit 99.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement’’) is made on the 26th day of February 2025, by and between BTC KZ (the” Seller”), with its principal office of business at Kazakhstan, Almaty city, Bostandyk district, Abish Kekilbayuly Street, 34, 3-05, zip code 050060，and Model Queen Limited ( “Buyer”), with its principal place of business at RM D 10/F TOWER A BILLION CTR 1 WANG KWONG RD KOWLOON BAY，and Color Star Technology Co., Ltd. (“ADD”), a Cayman Islands exempted company with offices located at 7 World Trade Center, Suite 4621, New York, NY 10007. (each a “Party” and collectively the “Parties”).

本协议由 BTC KZ ， 主要营业地址位于 Kazakhstan, Almaty city, Bostandyk district, Abish Kekilbayuly Street, 34, 3-05, zip code 050060 和 Model Queen Limited,主要营业地址位于 RM D 10/F TOWER A BILLION CTR 1 WANG KWONG RD KOWLOON BAY，和 Color Star Technology Co., Ltd. 主要营业地址位于 7 World Trade Center, Suite 4621, New York, NY 10007 于 2025 年 2月 26 日签订（单独为 “一方” ，统称为 “各方”）。

WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain cryptocurrency mining hardware and other equipment described more particularly in Appendix A hereof (collectively, the “Products”), and (i) with the specifications, (ii) in the quantities, and (iii) at the prices;

WHEREAS, Buyer is a wholly owned subsidiary of ADD;

WHEREAS, Buyer and Seller fully understand the market risks, pricing principles and market fluctuations of the Products intended to be sold by Seller to Buyer under this Agreement;

WHEREAS, Seller is willing to provide the Products to Buyer in accordance with the Terms;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows:

鉴于， 卖方希望出售而买方希望向买方购买在本协议项下出售的加密货币挖掘硬件产品和其他设备产品;

鉴于，买方是 Color Star Technology Co., Ltd.的全资子公司；

鉴于，买方完全了解本协议项下产品的市场风险,定价原则和市场波动;

鉴于，卖方愿意按照本协议的条款和条件提供加密货币挖掘硬件产品和其他设备产品;

因此，考虑到上述前提和本文所述的相互契约， 以及其他良好和有价值的对价，在此承认这些对 价的收到和充分性，双方在此订立契约并同意如下:

Article 1. Purchase Order(s)

采购订单

(1) Seller agrees to manufacture and sell to Buyer the Products from time to time, in each case, pursuant to an Order to be placed by Buyer and confirmed by Seller according to the terms provided herein. Buyer agrees to purchase the Products as specified in each Order according to such terms. Both Parties agree that these terms do not represent any commitment by either Party to sell or purchase any Products, unless an Order issued by Buyer is accepted by Seller as provided hereunder.

卖方同意生产并向买方出售产品（以下简称”产品”）， 卖方生产或出售产品的依据是根据本条款由买方发出的并经卖方确认的采购订单（以下简称”订单”）。买方同意依据本条款购买订单中载明的产品。

(2) Price and payment.

价款及支付

(2.1) The Parties agreed per unit price shall be set forth in Appendix A.

双方同意根据附录 A 单价订单付款

(2.2) The purchase will be made using a combination of US$9,000,000 in cash (the “Cash Consideration”) and US$26,000,000 payable in 16,250,000 restricted Class A ordinary shares (the “Share Consideration”), issued by Color Star Technology Co., Ltd. (Nasdaq: ADD).

此次购买将使用 9,000,000 美元现金和以换取由 Color Star Technology Co., Ltd. 发行的

16,250,000 限制性普通股，金额为 26,000,000 美元（纳斯达克股票代码为 ADD）

(2.3)The Purchaser shall pay the Total Purchase Price of each batch of Products in accordance with the payment schedule set forth in Appendix B.

买方应按照附录 B 中规定的付款时间表支付每批产品的总采购价。

(2.4) The Total Purchase Price shall be made to the bank account designated by Seller set forth in Appendix A.

收款银行账号附录 A 所示

(2.5) ADD shall consent to removing the restrictive legends on the Share Consideration as soon as possible by registering the Share Consideration on a resale registration statement on Form F-3.

ADD 应同意尽快解除对 16,250,000 限制性股票的限制。

(3) Term and Place of Delivery.交付期限及地点。

(3.1) The delivery term of the subject Products under this Agreement is 60 days, starting from the day that Seller accepts any Order in accordance with the Terms unless an alternative delivery date set forth in each Order has been accepted by Seller.

本协议项下标的产品的交付日期为 60 日内，从完成每批首付款日开始计算.

(3.2)The place of delivery is in Kazakhstan and the specific address is designated by the Buyer and notified to the Seller.

交货地点在哈萨克斯坦，具体地址由买方指定并通知卖方。

(3.3) In the event that Buyer specifies another place of delivery other than Kazakhstan:

(i) Advance written notice to the Seller is required from Buyer;

(ii) Buyer shall pay all additional transportation costs that may be incurred;

(iii) Buyer shall bear the transportation risks that may arise;

(iv) The seller agrees to cooperate with the Buyer to complete this section of transportation and provide all the necessary information.

如果买方指定了哈萨克斯坦以外的其他交货地点，则:

(i) 买方必须提前书面通知卖方；

(ii)买方应支付所有可能产生的额外运输费用；

(iii)买方应承担可能产生的运输风险；

(iv)卖方同意协助买方完成这部分运输，并提供所有必要的信息。

(4) Offer; Acceptance; Exclusive Terms 要约 ;接受;排他性条款

(4.1) Each Order issued by Buyer is an offer to Seller to purchase the Products and is governed and supplemented by the terms provided herein (collectively, the “Terms”). The Order shall supersede all prior agreements, orders, quotations, proposals and other communications regarding the Products covered by the Order, in each case, except that prior agreement (such as a letter of intent, award letter, statement of work or non- disclosure agreement) will continue to apply to the extent that they do not conflict with the Order and this Agreement.

买方发出的采购订单均为买方向卖方要求购买产品的要约，应受本协议条款的约束并由其补充。订单取代所有先前与订单项下涵盖的产品有关的协议、订单、报价单、意向表示或其它往来信息 。 先前所签其他协议（如意向书、中标函、工作说明或保密协议）中不与订单直接相冲突的内容继续适用。

(4.2) Any terms or conditions that are unclear or not included in the Order will be governed, and supplemented and covered by the Terms herein.

任何不明确或未包括在订单中的条款或条件将受此处条款管辖，并由此条款补充和涵盖。在订单中明确规定此类修改之前，不会进行或暗示任何修改。

(4.3) No Order constitutes an acceptance by Buyer of any offer or proposal made by Seller. 订单不构成买方对任何卖方先前之要约或意向表示的接受。订单中涉及的卖方先前要约或意向的表述仅是对订单中的有关卖方先前之要约或意向中提到的产品的描述或规格说明，但仅限于该描述或规格与订单中的描述和规格不冲突的情况。

(4.4) When Seller take any of the following actions, the Order shall be deemed as been accepted and the Seller is committed to manufacture and sell the Products set forth in such Order to the Buyer:

(a) notifying Buyer it has commenced work under the Order; or

(b) taking any other action that indicates the acceptance of the Order

卖方通过以下任何一种行为表示其已接受订单并就此与买方达成合约承诺为买方生产并向买方销售产品的义务:

(a) 以书面形式接受订单；或

(b) 承认存在与订单标的有关的本条款的任何其它行为。

(4.5) Any additional or different terms proposed by Seller, whether in Seller’s quotation, acknowledgement, invoice or otherwise will not be applicable, unless accepted expressly by Buyer in writing. Each Order can only be modified under these Terms.

订单应当以卖方对本条款的接受为前提并以此为条件。任何由卖方提出的额外的或不同的条款 ，无论是卖方的报价单、确认书、付款通知还是其他文件中，均不产生任何效力，但由买方以书面形式 明确表示接受的除外。所有订单仅可根据本条款规定进行修改。

Article 2. Quantities; Delivery, Risk of Loss

数量；交付；材料发运单

(1) Buyer shall purchase only those quantities of the Products identified in the Order accepted by both sides.

买方应仅购买双方所接受的订单中所确定的产品数量。

(2) The date of delivery of the Products shall be specified in the applicable Shipment Schedule corresponding to each Order, unless otherwise agreed to in writing between Buyer and Seller. If any shipment is delayed and such delay does not result from a force majeure event, as provided in Article 14 hereof, or any default on the part of Buyer, Buyer will be entitled to instruct Seller to take such action as is required to deliver the Products in accordance with the Material Release and Shipment Schedule corresponding to each Order, including air shipments/air charters as may be required,

产品发运日期必须是相关材料发运单及发运日程表所明确规定的日期，除非双方之间另有书面规定。卖方必须在收到相关材料发运单以及发运日程表 24 小时之内（除周末和公共节假日外）向买方书面 确认将按照要求发货。若发货延误，除因为不可抗力或买方违约外，买方有权指示卖方采取相应行动（包括买方可能要求的空运或者包机）以确保发运产品符合材料发运单和发运日程表上的进度。

(3) Except as otherwise stated in the Order, Product will be shipped to Buyer’s designated location, using designated transportation, or as otherwise directed by Buyer.

除非订单中另有说明，否则产品将使用指定的运输方式或按照买方的其他指示运送到买方的指定地点。

(4) Unless otherwise agreed in writing by Buyer, the risk of loss passes from Seller to Buyer upon delivery to Buyer’s designated location. Buyer shall be solely responsible for any loss, damage, personal injury, property damage, other damage or liability caused by the Products or the shipment of the Products upon acceptance of the Products.除非买方另有书面约定，货物损失风险在交付给买方

的运输承运人时由卖方转移给买方（如果由卖方或普通承运人进行装运，则在交付给买方的指定

地点时转移）。因产品或产品运输造成的任何产品灭失、损失、人身伤害、财产损失、其他损害或责任应由买方承担全部责任。卖方不承担任何责任。

(5) Time and quantities are of the essence under the Order and Shipment Schedule. Seller agrees to deliver the quantities on-time, as stated in the Orders and Shipment Schedule, except as otherwise agreed in writing by the Parties. Buyer may change Shipment Schedule or instruct temporary suspension of scheduled shipments, neither of which, however, entitles Seller to modify the price of the Products referenced in the Shipment Schedule. Buyer is not obligated to accept, and has the right to reject early deliveries, late deliveries, partial deliveries or excess deliveries.

交货时间和数量是订单或发运日程表上的重要的事项。除非双方另行书面同意，卖方承诺按照订单 、材料发放和装运时间表中规定的时间，按时交付买方指定的数量。买方可以改变预定运货或 要求暂时中止预定运货，发生上述任何一种情况，卖方均无权更改产品价格。买方无义务接受 并有权拒绝提前交付、迟延交付、部分交付或超额交付。

Article 3. Invoicing and Pricing; Premium Freight

付款通知和定价；运输保险

(1) Except as expressly stated otherwise in the Order under the heading “Freight,” the price of Products includes storage, handling, packaging, all exporting duties and taxes, and all other expenses and charges incurred by Buyer.

除非订单中“运费”标题项下另行明确载明，否则产品价格应包括仓储、处理、包装、所有其他费用以及买方要求收取的费用。

(2) All invoices for the Products must reference the Order number, any amendment, if applicable, the Shipment Schedule, bill of lading number, and other information required by Buyer. Buyer will pay proper invoices complying with all of the terms of the Order.

除非订单另有说明，产品将由卖方负责运输至买方指定地点，或按照买方要求的其他运输模式。所有产品的付款通知均应载明订单编号、修正或材料发运单编号、买方编号、卖方编号（若适用）、 装运的货品数量、装运的箱子或集装箱编号、提单编号以及买方要求的其它信息。

(3) The buyer will pay in full in accordance with the terms of the order. The total price should also include all duties, taxes, shipping cost and insurance. Buy will pay all premium freight costs over normal freight costs if any additional transportation services required by the Buyer, such as use an expedited shipping method, the buyer agrees to pay all additional surcharge. The buyer agrees to responsible for the risks of the transportation.

买方将根据订单条款全额付款。 总价还应包括所有关税、税费、运费和保险费。 如果买方需要任何额外的运输服务，例如使用加急运输方式，买方同意支付所有额外的附加费，买方将支付比正常运费更高的所有额外运费。买方同意承担运输风险。

Article 4. Packaging; Labeling; Shipping; Disclosure; Warnings or Instructions

包装；标记；装运；披露；特别警示或指示

(1) Seller agrees to:

(a) Properly pack, mark, and ship the Products ;

(b) Route the shipments according to Buyer’s instructions;

(c) Label or tag each package according to Buyer’s instructions;

(d) Provide documents with each shipment indicating the Order number, amendment if any, Shipment Schedule, Buyer’s part number, Seller’s part number (where applicable), number of pieces in the shipment, number of containers in the shipment, Seller’s name and number, and the bill of lading number; and (e) Promptly forward to Buyer the original bill of lading or other shipment receipt for each shipment according to Buyer’s instructions].

卖方同意:

(a) 根据买方、相关承运人的要求适当包装、标记及装运产品； (b)根据买方的指示安排装运；

(c) 根据买方的指示对每一包装进行标注或加标签；

(d) 对于每次装运，提供订单编号、修正或材料发运单编号、买方编号、卖方编号（若适用） 、装 运的货品数量、装运箱数、卖方名字及其编号，以及提单编号；和

(e) 根据买方的指示和承运人要求，就每一次运输及时将提单原件或其他装运收据寄送给买方。

(2) Before and at the time Products are shipped. Seller will give Buyer sufficient warning in writing (including appropriate labels on all Product, containers, and packing, including without limitation disposal and recycling instructions, material safety data sheets and certificates of analysis) of any hazardous or restricted material that is apart of the Product, together with any special handling instructions that are needed to advise carriers, Buyer, and its employees on how to take appropriate measures while handling, transporting, processing, using or disposing of the Products, containers, and packing. Seller agrees to comply with all applicable laws and regulations pertaining to Product content and warning labels.

卖方应及时以买方可接受的形式向买方提供以下信息:

(a) 一份说明产品中所包含的全部成分及材料的清单；

(b) 全部成分含量和与任何成分的变化或添加有关的信息。

(c) 在产品装运之前或之时，卖方应以书面形式充分提示买方，产品的某一成分或一部分，存在有危险或受限制的材料（包括在所有产品、容器及包装上作适当标识，包括但不限于，处置和循环利用说明、重要安全数据单以及分析证明书） ，同时向买方提供任何须向承运人、买方或其雇员告知的任何特殊操作的指示，即操作、运输、处理、使用或处置该产品、容器和包装时应采取的适当措施。卖方同意遵守所有适用于产品内容和警示标签的法律和法规。

Article 5. Quality; Inspection; Non-Conforming Goods

质量；检验; 有瑕疵货物

(1) If any defective Products are shipped to and rejected by Buyer, the quantities under the Order will be reduced automatically, unless Buyer otherwise notifies Seller. Seller shall document corrective actions within a commercially reasonable period after receipt of any such defective Product and will immediately take whatever measures are necessary to avoid the same or similar issue resulting in a defective Product. In addition to other remedies available to Buyer:

(a) Seller agrees to accept the return of any defective Product, at Seller’s risk and expense at full invoice price, plus transportation charges, and to replace any such defective Product as Buyer deems necessary;

(b) Buyer may correct at any time prior to shipment from Buyer’s plant any Products that fail to meet the requirements of the Order; and

(c) Seller will reimburse Buyer for all reasonable expenses that result from any rejection or correction of any such defective Product.

若瑕疵或缺陷的产品被运送至买方处，且买方拒绝接受该产品，除非买方另行通知卖方，订单项下的产品数量应作相应减少。卖方应于收到瑕疵/缺陷产品之后的商业上合理期限内，将补正措施记录在案，并且应采取任何必要措施防止因同样或类似的原因而导致的瑕疵缺陷产品。

同时，买方可获得以下救济:

(a) 卖方同意自行承担付款通知上的全额价格加运费接受瑕疵或缺陷产品的退货，退货风险由卖方承担，并且当买方认为必要时，卖方应当重新发送产品以替代瑕疵或缺陷产品；

(b) 买方可于产品从其工厂装运之前的任何时候修理不符合订单要求的产品；

(c) 卖方应赔偿买方所有因拒收或修理瑕疵/缺陷产品而发生的合理支出。

(2) Payment for a nonconforming or defective Product, shall not be deemed an acceptance by Buyer, does not limit or impair Buyer’s right to assert any legal remedy, and does not relieve Seller’s responsibility for latent defects.

对不符合要求或有瑕疵缺陷的产品的付款并不构成对该等产品的接受，亦不限制或损害买方主张任何法律救济的权利，同时，也并不减免卖方对潜在瑕疵缺陷所承担的责任。

(3) In the event that Seller and Buyer do not agree on whether a specific piece or quantity of the Product shipped to Buyer conforms to the specifications and standards as outlined in the Order or Buyer’s requirements otherwise and to all representations and warranties contained herein, the Product in question shall be tested by an independent Inspection Agency mutually agreed upon by the Parties. Findings by such independent Inspection Agency shall be final and binding on the parties. The cost of such inspection shall be borne by the party whose claim is proved to be incorrect.

如果买方和卖方对所发运的产品的特定部分或者数量是否符合在订单上规定的技术标准或者买方的其它产品要求，以及是否符合本条款上载明的所有陈述和保证上无法达成一致，相关争议产品应该由双方共同约定的独立的检测机构进行测试。独立检测机构测试结果应当是最终的并对双方都有约束力。检测费用由所提意见被证明有误的一方承担。

(4) In addition to the foregoing, Buyer and Seller agree that: Upon discovery of any defective Product, Buyer shall notify Seller within 24 hours of actual knowledge of such defect and identify the reason for rejection and the specific non- conformity. Seller must respond to Buyer within 24 hours following receipt of such notice and provide instructions for the disposition of the defective Product. Seller, at its option, will advise if such non-conforming Product shall be reworked, returned or scrapped at Buyer’s designated location or otherwise. Buyer shall take commercially reasonable efforts to follow Seller’s advice.

除上述规定以外，买卖双方同意:一旦发现瑕疵/缺陷产品，买方应在 24 小时内通知卖方，说 明退货的理由及具体不合格处。卖方必须在 24 小时内买方作出反应并给出处理意见。卖方可选择将不合格产品返工、退回或者在买方处或其它地点报废。

(5) Seller agrees to reimburse Buyer for reasonable costs incurred by Buyer as a result of any non-conforming or defective Products delivered. Such costs shall include inspection, testing, material handling and administrative costs, other finance costs.

卖方同意补偿买方由于卖方发运不合格或者有瑕疵缺陷的产品发生的合理成本。此成本必须包括检验、测试、材料的装运及管理成本、其他财务成本。

(6) Seller and Buyer will, in good faith, agree, on a case-by-case basis, as to the appropriate charge to be made against Seller for necessary and reasonable rework, sorting and scrapping of nonconforming Products. The amount of such credit shall be offset against the next invoice issued by Seller.

买卖双方应本着诚实信用的原则按个案处理的方法就向卖方收取必要合理的用于返工、分类和报废瑕疵缺陷产品的适当费用达成协议。该笔款项应当在卖方发出的下一笔付款通知中先进行抵消。

Article 6. Seller Warranties

The Seller Warranties. Seller warrants, represents, and covenants to Buyer that:

a) It is a corporate entity in good standing in its jurisdiction of incorporation;

b) It has obtained all necessary approvals, rights, licenses, consents and authorizations (collectively, the “Consents”) to enter into, and to perform its obligations under, this Agreement and each copy of all such Consents have been provided to Buyer;

c) The person designated by Seller to execute this Agreement and accept any Oder delivered by Buyer under this Agreement on its behalf (an “Authorized Representative”) has and will have express authority to do so and to bind Seller;

d) It is not under any current obligation or restriction, nor will it assume any such obligation or restriction, that does or could materially interfere with the performance of its obligations under this Agreement;

e) The execution, delivery, and performance of this Agreement does not violate any provision of any applicable law, charter, regulation, or any other governing authority of Seller, or any other agreement to which Seller is a party;

f) No filing with, or notice to, any relevant governmental entity is required on the part of Seller as a condition to the lawful completion of the transactions contemplated by this Agreement;

g) It has complied in all material respects with all applicable laws, orders, judgments and decrees;

h) There is no claim, action, proceeding or investigation pending or in progress or, to the knowledge of Seller, threatened against or relating to Seller, or affecting any of its properties or assets before any governmental entity, which could impede, materially delay, or prevent the performance of its obligations under this Agreement; and

i) It is not insolvent within the meaning of applicable bankruptcy, insolvency or fraudulent conveyance laws, and no act or proceeding has been taken by or against Seller in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Seller nor, to the knowledge of Seller, is any such act or proceeding threatened as of the date hereof.

(1) 卖方保证。卖方向买方保证、陈述并承诺:

a、 它是在其注册管辖区内信誉良好的公司实体；

b、 其已获得所有必要的批准、权利、许可、同意和授权（统称为“同意”），以签订本协议并履行其在本协议项下的义务，且已向买方提供所有此类同意的副本；

c、 卖方指定代表其签署本协议并接受买方根据本协议交付的任何订单的人员（“授权 代表”）拥有并将拥有明确的授权，并对卖方具有约束力；

d、 其不承担任何当前义务或限制，也不会承担任何此类义务或限制，这些义务或限制会或可能会严重干扰其在本协议项下义务的履行；

e、 本协议的签署、交付和履行不违反任何适用法律、章程、法规或卖方的任何其他管 理机构的任何规定，或卖方作为一方的任何其他协议；

f、 卖方无需向任何相关政府实体提交文件或向其发出通知，作为合法完成本协议所述 交易的条件；

g、 其已在所有重大方面遵守所有适用法律、命令、判决和法令；

h、 在任何政府实体面前，没有任何未决或正在进行的索赔、诉讼、程序或调查，或据卖方所知，威胁或涉及卖方的索赔、诉讼、程序或调查，或影响其任何财产或资产的索赔、诉讼、程序或调查，可能阻碍、实质性延迟或阻止其履行本协议项下的义务；和

i、 根据适用的破产法、破产法或欺诈性转让法，卖方不具备破产能力，且卖方未就卖 方的解散、清算、清盘、破产或重组采取任何行动或提起任何诉讼，且据卖方所知，截至本协议日期，任何此类行为或程序是否受到威胁。

(2) Products Warranty

a) Seller has, or will have, good and marketable title and is, or will be, the sole and exclusive owner of all right, title and interest in and to all of Products, free and clear of all claims, and other encumbrances of every kind, and there exists no restriction on the use or transfer of the Products as contemplated by this Agreement. None of the Products is, or will be, in the possession of others or held on consignment by any person.

b) Seller warrants to the Purchaser that the Products will be free from defects of workmanship and materials, and that under normal use and conditions, the Products will operate substantially in accordance with, and perform, the material functions and features stated in the Order for a period of 360 days following the delivery thereof.

c) Seller undertakes (subject to the provisions of Article 5 hereof), at its option, to repair or replace any Product (including with refurbished parts or refurbished components of a Product) which is found to be defective as a result of faulty materials or workmanship within 360 days after delivery. Any repaired or replacement Product shall be under the warranty herein provided for the unexpired portion of the 360 days period.

d) Products Not Opertional. In the event any Product is not in normal operation, unless remediated as provided in this Agreement, Seller shall be liable for a breach of the warranty under this Section.

（2） 产品保修

a、 卖方拥有或将拥有良好且可销售的所有权，并且是或将是所有产品的所有权利、所有权和权益的唯一和排他性所有人，不存在任何索赔和其他任何类型的产权负担，并且本协议对产品的使用或转让不存在任何限制。任何产品目前或将来都不会由他人拥有或由任何人寄售。

b、 卖方向买方保证，产品不会有工艺和材料缺陷，在正常使用和条件下，产品将在交付后 360

天内基本上按照订单中规定的材料功能和特征运行，并履行订单中规定的材料功能和特征。

c、 卖方承诺（根据本协议第 5 条的规定），在交货后 360 天内，自行选择维修或更换因材料或工艺缺陷而发现有缺陷的任何产品（包括产品的翻新零件或翻新部件）。任何经维修或更换的产品均应在本协议规定的 360 天期限内的未到期部分享有保修。

d、不可操作的产品。如果任何产品不能正常运行，除非按照本协议规定进行补救，否则卖方应承担违反本节项下保证的责任。

Article 7. Buyer Warranties

买方保证

Purchaser warrants, represents, and covenants to Seller that:

(1)	The obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable obligations of Buyer.

(2)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of this Agreement and the transactions contemplated by this Agreement.

买方向卖方保证、代表和承诺:

(1) 本协议项下明示由其承担的义务是买方合法、有效、具有约束力和可执行的义务。

(2) 其有权签订、履行和交付，并已采取一切必要行动授权其签订、履行和交付本协议以及本协议所设想的交易。

Article 8. Default Clauses

违约条款

(1) Both Parties solemnly promise to strictly preform their respective responsibilities and obligations stipulated in this Agreement. Any breach of any obligation under this Agreement by either Party shall constitute a breach of contract hereunder. The breaching party shall bear responsibility for continuing to perform, taking remedial measures, and compensating for losses. Compensation for losses should include attorney fees, litigation fees, investigation fees, notarization fees, travel expenses and other rights protection expenses.

双方郑重承诺，严格履行本协议规定的责任和义务。任何一方违反本协议规定的任何义务，都 构成违约。违约方应承担继续履行、采取补救措施、支付违约金、赔偿损失的责任。损失赔偿 应包括律师费、诉讼费、调查费、公证费、差旅费及其他维权费用。

(2) If the Buyer fails to pay the amount payable on time as agreed herein, Seller has the right to unilaterally terminate this Agreement without assuming any liability for breach of contract, and the advance payment (if any) paid by the Buyer will not be refunded.

买方未按本协议约定按时支付应付款项，卖方有权选择单方面解除本协议并不承担任何违约责任，买方支付的预付款（若有）不予退还。

(3) Seller shall ensure that the delivery of the Products to Buyer is no less than the effort set forth in this Agreement. Seller may adjust the brand type of the Products actually delivered, and, subject to Article 5 hereof, Buyer shall not refuse to accept such Products on the grounds of non-conformity of the Products actually delivered, and Seller shall not assume any liability for breach of contract.

卖方应保证交付买方服务器的总算力不低于本协议约定。卖方可以调整实际交付产品的品牌种类 ， 买方不得以实际交付不符为理由拒绝接受产品，卖方也不因此承担任何违约责任。

Article 9 Indemnification

赔偿

Seller agrees to indemnify and hold harmless Buyer and its affiliates, and its and their successors, and assigns and respective directors, officers, employees, and agents (each, “Indemnitees”) from and against all suits at law or in equity and from all liabilities, damages, costs, losses, claims and expenses (including legal and other professional fees) incurred by an Indemnitee resulting from:

(1)	Any material breach by Seller or its affiliates, including their respective directors, officers, employees, agents and subcontractors (collectively, “Personnel”), of its obligations under this Agreement;

(2)	Any gross negligence, criminal act, fraudulent act, fraudulent omission or willful misconduct by Seller or its affiliates or any Personnel;

(3)	Any damage, loss or destruction of any tangible, real or personal property constituting a Product while in the possession or control of Seller or its affiliates or any Personnel, or otherwise to the extent caused by any act, omission or willful misconduct of Seller or its affiliates or any Personnel;

(4)	Seller, or its affiliates, having made inaccurate or unauthorized warranties, representations or statements, or otherwise acting beyond the scope of authority stated in this Agreement;

(5)	Personnel’s negligent acts, or omissions (including claims for death, personal injury, or damage to property); or

(6)	Infringement a third party’s intellectual property rights

卖方同意赔偿并使买方及其关联公司、其继承人、受让人和各自的董事、高级职员、雇员和代理人（以下简称“受偿人”）免受法律或衡平法上的所有诉讼以及所有责任、损害、成本和损失，受偿人因以下原因产生的索赔和费用（包括法律和其他专业费用）:

（1） 卖方或其关联公司，包括其各自的董事、高级职员、雇员、代理人和分包商（统称为“人员”）严重违反其在本协议项下的义务；

（2） 卖方或其关联公司或任何人员的任何重大过失、犯罪行为、欺诈行为、欺诈遗漏或故意不当行为；

（3） 在卖方或其附属公司或任何人员拥有或控制下，或因卖方或其附属公司或任何人员的任何行为、疏忽或故意不当行为造成的构成产品的任何有形、不动产或个人财产的任何损害、损失或破坏；

（4） 卖方或其附属公司作出不准确或未经授权的保证、陈述或声明，或以其他方式超出本协议规定的权限范围；

（5）	人员的疏忽行为或疏忽（包括死亡、人身伤害或财产损失索赔）；或

（6）	侵犯第三方的知识产权

Article 10. Intellectual Property Rights

知识产权

(1)	Buyer acknowledges that all intellectual property rights used by, or subsisting in, any Products are and shall remain the sole property of Seller or its affiliates or (as the case may be) a third party.

(2)	Seller or its affiliates shall retain the property and copyright in all documents supplied to Buyer in connection with the Agreement.

(3)	Seller’s intellectual property rights in, and relating to, any Products and to any documents supplied in connection therewith shall remain the exclusive property of Seller or its affiliates, and Buyer shall not at any time make any unauthorized use of such intellectual property rights, nor authorize or permit any of its agents or contractors or any other person to do so without the consent of the owner of such intellectual property rights.

（1） 买方承认，任何产品使用或存在的所有知识产权均为卖方或其关联公司或（视情况而定）第三方的唯一财产。

（2）	卖方或其附属公司应保留向买方提供的与本协议有关的所有文件的财产和版权。

（3） 卖方对任何产品以及与之相关的任何文件的知识产权应为卖方或其关联公司的专有财产，买方不得在任何时候未经授权使用此类知识产权，未经知识产权所有人同意，不得授权或允许其任何代理人或承包商或任何其他人这样做。

Article 11.Severability

可分割性

If any term or other provision of this Agreement is deemed o be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not affected in any adverse manner to either Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced hereunder, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties hereto as closely as possible in a commercially reasonable and acceptable manner, such that the transactions contemplated in this Agreement may be fulfilled to the fullest extent possible.

若本协议中任何条款或者条件根据任何法律或者公共政策被认定为无效、不合法或者无法执行，则本协议中其他所有的条款或者条件均应当不受影响，仍保持完全的效力，只要该拟定交易的经济或法律实质未对任何一方造成任何形式的不利影响。任何无效的、不合法的或不可执行的条款或条件终止后，双方应当进行良好协商且商业上合理的共同修改本协议，尽可能以一种可接受的方式达成双方的原始意图，以使本协议的拟定交易能够在尽可能的范围内完成.

Article 12 .Assignment

转让

(1) Buyer may freely assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part to its affiliates or to any third party. Seller may not assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part without Seller ’s prior written consent.

卖方可以自由地将其在本协议项下的任何权利、利益或义务全部或部分转让给其关联公司或任何 第三方。未经卖方事先书面同意，买方不得全部或部分转让或转让其在本协议项下的任何权利、 利益或义务。

(2) This Agreement shall be binding upon, and enure to the benefit of, each Party to this Agreement and its respective successors in title and permitted assigns.

本协议对本协议的每一方及其权利继承人和允许的受让人具有约束力并确保其受益。

Article 13. Confidential

保密条款

(1) All information about this Agreement and information related to or derived from the Products provided under this Agreement, whether in original or written form, or taken away, computer program or other form, and all data obtained (“identity information of both parties “) shall be regarded as confidential (collectively, the “Confidential Information”), and therefore shall not be leaked to any unauthorized person. Buyer undertakes and agrees to take all reasonable and practicable steps to ensure and protect the confidentiality of the Confidential Information, which may not be transmitted, sold, traded, released or disclosed to any unauthorized person.

有关本协议的所有信息以及与双方根据本协议提供的产品有关或衍生的所有信息，无论是口头或 书面形式，还是图纸、计算机程序或其他形式，以及从中得出的所有数据（“机密信息”）均应 视为机密，因此不得泄露给任何未经授权的人。买方承诺并同意采取一切合理和可行的步骤来确保和保护机密信息的机密性，这些信息不能被传递、出售、交易、发布或披露给任何未经 授权的人。

(2) Seller acknowledges that proprietary and Confidential Information will be received from Buyer or developed for Buyer under the Orders, regardless of whether such information is marked or identified as confidential. Seller agrees to keep all proprietary or Confidential Information of Buyer in strictest confidence, and further agrees not to disclose or permit disclosure to others, or use for other than the purpose of an Order, any proprietary and Confidential Information of Buyer.

卖方承认，根据订单其将从买方处收到或为买方的专有和保密信息，无论该类信息是否被标注或 确认为机密信息。卖方同意严格保密所有买方的专有或保密信息，并进一步同意不会将任何买方 专有和保密信息批露或允许批露给他人， 或用于订单目的之外的目的。

(3) The restrictions and obligations of this Section will not apply to information that: (a) is already publicly known at the time of its disclosure by the disclosing Party;

(b) becomes publicly known through no fault of the other Party after disclosure by the disclosing Party;

(c) was properly in its possession prior to disclosure by the disclos Party or was independently developed by another party without use of or reference to the disclosing Party’s information which can be established or proven by written documentation.

(d) Notwithstanding anything to the contrary in theforegoing provisions, any confidentiality or non-disclosure agreement between the Parties that predates the first Order delivered hereunder will remain in effect except as expressly modified by any relevant Order, and to the extent of a conflict between the express terms of such an agreement and this

Section, the terms of that agreement will control.

本条规定的限制或义务不适用于以下信息:

(a) 披露方披露时，早已为公众所知；

(b) 披露方披露后，非因其他方的过错而普遍为公众所知晓的；或

(c) 能够提供书面文件证明，在披露方披露前，其早已适当掌握的或者是在未参照任何披露方信息的基础上由其独立研发的。

(d) 尽管本条款另有相反规定, 除非订单明确修改的内容，双方之间于订单成立前达成的任何保密 或不披露协议将继续有效，并且此类协议中明示的条款规定与本条规定相冲突的，此类协议规定 优先适用。

(4) No Publicity 不公开

Seller shall not disclose to third parties (other than to Seller’s professional advisors on a need-to-know basis) in any manner the fact that Seller has contracted to furnish Buyer the Products covered by any Order or the terms of any Order without first obtaining Buyer’s written consent.

未经买方事先书面同意，卖方不应以任何方式向第三方（不包括卖方必须知道内容的专业顾问）公布或披露卖方已与买方订约由其向买方提供订单或订单条款项下的产品的事实。

Article 14. Force Majeure

不可抗力

(1) “Force Majeure”, as such term is used in the Agreement, refers to circumstances that cannot be foreseen, avoided and cannot be overcome, including, but not limited to natural disasters (such as typhoons, earthquakes, cyclones, hurricanes, floods, hail, etc.), socially disruptive events (such as acts of war, strikes, riots, etc.), government actions (such as expropriation, blockade, government bans, etc.), or changes in intergovernmental policies. Any suspension of supplies, or increase in prices of raw materials or components, shortage of employees, changes in market transactions, etc., shall not be deemed events of Force Majeure.

不可抗力是指本合同订立时不能预见、不能避免并不能克服的客观情况，包括但不限于自然灾害（如台风、地震、洪水、冰雹等）、社会异常事件（如罢工、骚乱等）、政府行为（如征收 、征用、封锁、政府禁令等）、厂商原因无法及时交货等，以及厂商外协工厂因前述自然灾害 、社会 异常事件、政府行为或政府间政策变动导致的无法如期交货甚至停产、停止供应等情形 。原材料 价格上涨、雇员短缺、市场交易情况变动等不属于不可抗力。

(2) In the event of Force Majeure, the party who proposes to be affected by the Force Majeure event shall promptly notify the other party in writing, and provide the other party with sufficient evidence of the occurrence and duration of the event of Force Majeure within five (5) business days following inital occurane of such event of Force Majeure. The Parties shall conduct consultations immediately, seek reasonable solutions, and strive to minimize the losses caused by any force majeure event.

发生不可抗力的，提出受不可抗力影响的一方（包括厂商）应及时书面通知对方，并且在随后的 7 个工作日内向对方提供不可抗力发生和持续期间的充分证据。双方应立即进行磋商，寻求合理 解决方案，努力将不可抗力所造成的损失降低到最低。

(3) If the implementation of this Agreement cannot be continued due to Force Majeure, or an event of Force Majeure affects the performance of either Party for more than 90 days, either Party has the right to terminate this Agreement, and neiter Parties shall be liable for breach of contract.

因不可抗力导致本协议无法继续履行的，或不可抗力的影响超过 90 日的，任何一方有权解除本协议，双方互不承担违约责任。

Article 15. Govering Law

法律适用

All future agreement of this Agreement shall be governed by and construed in accordance with the laws of the New York State without regard to its conflict of law principles.

本协议及其所有未来的协议应受纽约州法律的管辖并解释，不考虑其法律选择原则。

Article 16.Other

其他

(1) Anything not covered hereby shall be otherwise determined in a written supplemental agreement entered into by the Parties through negotiation. Any such supplemental agreement shall constitute part of this Agreement, having the same legal effect. In the event of any inconsistency between a supplemental agreement and this Agreement, this Agreement shall prevail.

本协议未尽事宜，由双方协商签订书面补充协议另行确定。补充协议是本协议的组成部分，具有同等法律效力。补充协议与本协议不一致的，以补充协议为准。

(2) This Agreement is written in both Chinese and English. In case of any discrepancy between the English version and the Chinese version, the English version shall prevail.

本协议以中文和英文书写。如有任何差异，以英文版本为准。

(3) This Agreement will be effective after both Parties sign and seal it.

本协议经双方签署盖章后生效。

(4) This Agreement may be executed in counterparts, all of which shall constitute a single agreement.

本协议一式贰份，双方各执壹份，具备同等法律效力。

(5) The paragraph headings set forth in this Agreement are for the convenience of the Parties, and not for defining, limiting or describing the scope or intent of this Agreement, nor are they legally binding.

本协议中的段落标题是为了方便各方，而不是为了界定、限制或描述本协议的范围或意图，也不具有法律效力。

Article 17. Notices Electronic Communications & Contact information.

允许电子通信和联系信息

Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail, air mail, to the addresses of the relevant Parties set out at the head of this Agreement, or to the relevant email addresses set out below. Email addresses may be changed from time to time by one Party notifying the other Party in accordance with this clause. Notices sent as above shall be deemed to have been received 3 business days after the day of posting (in the case of inland first class mail), or 7 business days after the date of posting (in the case of air mail), or next business day after sending (in the case of e-mail). For the avoidance of doubt, the term “business day”, as used in this Agreement, shall mean any day, except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

The relevant contact information for the Parties are as follows:

Seller (BTC KZ)

Attn: James Chen

Address:Kazakhstan, Almaty city, Bostandyk district, Abish Kekilbayuly Street, 34, 3-05, zip code 050060

Tel:+44 7835 366166

Email:macaukkchan@gmail.com

Buyer (Model Queen Limited)

Attn:Louis Luo

Address:RM D 10/F TOWER A BILLION CTR 1 WANG KWONG RD KOWLOON BAY

Tel:18873373912

Email:louisluo@colorstaradd.com

根据本协议发出的任何通知应采用书面形式，并应通过头等邮件、航空邮件发送至本协议开头所列相关方的地址，或发送至下文列出的相关电子邮件地址。双方均可根据本条款随时更改电子邮件地址，并通知其他方。按上述方式发送的通知应被视为在邮寄之日（如果是内陆一等邮件）后 3 个工作日，或邮寄之日（如果是航空邮件）后 7 个工作日，或发送后的下一个工作日（如果是电子邮件）收到。双方的相关联系信息如下:

卖方（BTC KZ）

联系人:James Chen

地址:Kazakhstan, Almaty city, Bostandyk district, Abish Kekilbayuly Street, 34, 3-05, zip code 050060

电话:+44 7835 366166

邮件地址:macaukkchan@gmail.com

买方（Model Queen Limited ）

联系人:Louis Luo

地址:RM D 10/F TOWER A BILLION CTR 1 WANG KWONG RD KOWLOON BAY

电话:18873373912

邮件地址:louisluo@colorstaradd.com

[Signatures on Next Page]

[签名见下页]

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have caused this Agreement to be executed as of the date first written above.

因此，双方通过其正式授权的代表，在上列日期签署并本协议，以资证明。

Model Queen Limited

By:	Louis Luo
Title:	Director
Signature:	/s/ Louis Luo

Date: February 26, 2025

Color Star Technology Co., Ltd.

By:	Louis Luo
Title:	Chief Executive Officer
Signature:	/s/ Louis Luo

Date: February 26, 2025

BTC KZ

By:	James Chen
Title:	Shareholder
Signature:	/s/ James Chen

Date: February 26, 2025